SUMMARY OF TERMS OF COMPENSATION

Title:    SVP, Chief Financial Officer reporting to Chief Operating Officer

Effective Date:    January 1, 2019
Title to become effective December 3, 2018

Base Salary:    $    500,000

Cash Bonus Target:    $    550,000

Equity Bonus Target:    $ 1,050,000 in the form of Restricted Stock Units (“RSUs”) Total Compensation:    $ 2,100,000
Other Terms:    RSUs to be governed by current form of agreement applicable to SVPs

1 Compensation package is 50% Equity and 50% Cash.